June 17, 2019

State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171
Location Code: JQB5
Attention: Russell M Donohoe

Re: Transfer Agency Agreement - New Portfolio

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as American Century ETF Trust - American Century Diversified Municipal Bond ETF (the “New Portfolio”).

In accordance with Section 12, the Additional Trusts and Portfolios provision of the Transfer Agency and Service Agreement dated as of January 9, 2018, (the “Transfer Agent Agreement”) by and among each American Century investment company party thereto and State Street Bank and Trust Company, the undersigned Trust hereby requests that your bank act as Transfer Agent for the New Portfolio under the terms of the Transfer Agent Agreement. In connection with such request, the undersigned Trust hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the Transfer Agent Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Transfer Agent Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

American Century Investment Management, Inc. on behalf of
American Century ETF Trust - American Century Diversified Municipal Bond ETF

By:     /s/ C. Jean Wade
Name:     C. Jean Wade
Title:     Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:     /s/ Andrew Erickson
Name:    Andrew Erickson
Title:    Executive Vice President

Effective Date: July 29, 2019